Exhibit 99.1

Media and Investor contact:

Jeff Horwitz

Investor Relations

312.292.5130

investorinfo@ryerson.com

Ryerson Provides Third Quarter 2016 Guidance and

Announces Conference Call to be Held on November 3, 2016

(Chicago – September 30, 2016) – Ryerson Holding Corporation (NYSE: RYI), a leading distributor and processor of metals, today provided guidance for its third quarter ending September 30, 2016. The Company expects third quarter 2016 net income attributable to Ryerson Holding Corporation in the range of $8 million to $12 million and Adjusted EBITDA, excluding LIFO in the range of $46 million to $50 million. Ryerson reported third quarter 2015 net income attributable to Ryerson Holding Corporation of $7 million and Adjusted EBITDA, excluding LIFO of $30 million. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

The Company anticipates revenue for the third quarter of 2016 to be flat with the second quarter of 2016, with higher average selling prices offset by lower sequential shipments. Spot hot rolled coil steel prices are down 25% from their peak levels in the second quarter, and spot carbon plate prices are nearing parity with hot rolled coil prices. Steel mill lead times have shortened across all carbon steel categories, consistent with slowing demand evidenced so far during the third quarter. With respect to specific end markets, food processing equipment and consumer durables are demonstrating sequential quarterly demand strength while oil & gas, commercial ground transportation, agricultural equipment, metal fabrication and machine shops are showing sequential quarterly demand weakness. Construction equipment sequential quarterly demand is neutral.

Ryerson Holding Corporation’s Third Quarter 2016 Conference Call Details

Ryerson also announced that it will host a conference call to discuss third quarter 2016 results on Thursday, November 3 at 10 a.m. Eastern Daylight Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. Ryerson will report earnings after the market closes on Wednesday, November 2.

DATE:	Thursday, November 3, 2016

TIME:	10:00 a.m. EDT / 9:00 a.m. CDT

DIAL-IN:	800-862-9098 (U.S., Canada) / 785-424-1051 (International)

CONFERENCE ID:	6688203

An online replay of the call will be posted on the investor relations website, ir.ryerson.com, and remain available for 90 days.

Ryerson is a leading processor and distributor of metals, with operations in the United States, Canada, Mexico and China. Founded in 1842, Ryerson employs around 3,400 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this filing constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015 and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Set forth below is a reconciliation of our anticipated net income attributable to Ryerson Holding Corporation to our Adjusted EBITDA and our Adjusted EBITDA, excluding LIFO expense (income), net.

	Range of Estimates
	(unaudited)
	(in millions)
	Low	High
Net income attributable to Ryerson Holding Corporation	$8	$12
Interest and other expense on debt	23	23
Provision for income taxes	4	8
Depreciation and amortization expense	10	10

EBITDA	$45	$53
Reorganization	3	3

Adjusted EBITDA	$48	$56

LIFO expense (income), net	(2)	(6)

Adjusted EBITDA, excluding LIFO expense (income), net	$46	$50

EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), net, to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, targets. We also use EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA and Adjusted EBITDA, excluding LIFO expense (income), net, is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. Our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), net may differ from that of other companies.